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Exhibit 10.10

June 7, 2006

Curtis Fletcher
13212 Island Drive
Evergreen, CO 80439

Re:
Employment Agreement

Dear Curtis:

        This letter of agreement ("Agreement") sets forth the substance of your employment with Local Matters, Inc.'s (the "Company") regarding your ("Employee") employment with the Company. This Agreement shall supersede and replace any similar agreements that presently exist or may have previously existed between the Parties, whether written or oral, regarding the terms of Employee's employment with the Company.

        Therefore, in consideration of the mutual promises and covenants contained in herein, it is hereby agreed by and between the Parties hereto as follows:

        1.    EMPLOYMENT.    Employee shall serve the Company in the capacity of Vice President, Finance.

        2.    AT-WILL EMPLOYMENT.    Except as expressly provided herein, it is understood and agreed by the Company and Employee that (i) this Agreement does not contain any promise or representation concerning the duration of Employee's employment with the Company and (ii) Employee's employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Employee's employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by Employee and the Chief Executive Officer of the Company.

        3.    DUTIES.    Employee is presently employed with the Company as Vice President, Finance. Employee will be responsible for all aspects of directing the Company's overall financial policies and procedures as well as overseeing all financial functions including accounting results, budget and forecasting, month-end reporting, and analytics. Employee will report to the Chief Executive Officer, Perry Evans, until a Chief Financial Officer is appointed. Employee shall perform services under this Agreement primarily at the Denver office of the Company, and from time to time at such other locations as is necessary to perform the duties of Vice President, Finance under this Agreement. As an exempt salaried employee, Employee will be expected to work additional hours as required by the nature of Employee's work assignment and will not be eligible to receive overtime pay. Employee's responsibilities, working conditions and duties may be changed, added to or eliminated during Employee's employment at the sole discretion of the Company. During Employee's employment with the Company, Employee shall devote Employee's best efforts and Employee's full business time, skill and attention to the performance of Employee's duties on behalf of the Company.

        4.    POLICIES AND PROCEDURES.    Employee agrees that Employee is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

        5.    COMPENSATION.    For all services rendered and to be rendered hereunder, the Company agrees to pay to Employee, and Employee agrees to accept a salary of $190,000.00 per annum ("Base Salary") which will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with Employee. Employee's Base Salary shall be subject to annual review by the Company.

        6.    STOCK OPTIONS.    Subject to approval by the Board of Directors, the Company shall grant Employee an option or options to purchase an additional 30,000 shares of the Company's common stock at an exercise price equal to the fair market value of the stock as of the date of grant (collectively the "Option(s)"). The 30,000 shares of the Company's common stock is in addition to the 50,000 shares approved by the Board of Directors on March 16, 2006. To the maximum extent possible, the Option(s) shall be incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. To the extent that any portions of the Option(s) do not qualify as incentive stock options under Section 422 of the Code, those portions of the Option(s) shall be treated as nonstatutory stock options. The Option(s) shall be subject to the terms and conditions of the Company's 2004 Equity Incentive Plan (the "Plan"), the Company's form stock option agreement and stock option grant notice.

        7.    BONUS.    Employee may be eligible to receive an annual performance bonus of up to 25% of Employee's Base Salary ("Bonus") based upon Employee's achievements of certain milestones and performance objectives established by the Company ("Executive Incentive Bonus Plan"). Employee must remain employed with the Company throughout the applicable bonus year in order to be eligible for any bonus. The Company, in its sole discretion, shall determine the extent to which Employee has achieved the performance targets upon which Employee's Bonus is based, and the amount of Bonus to be paid to Employee, if any. Bonuses are not earned until they are approved in writing by the Company.

        8.    OTHER BENEFITS.    While employed by the Company as provided herein:

            (a)    Employee's Benefits.    Employee shall be entitled to all benefits to which other Vice Presidents are entitled, on terms comparable thereto, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company's discretion.

            (b)    Expense Reimbursement.    Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee's duties hereunder, according to the policies of the Company.

            (c)    Paid Time Off.    Employee will be entitled to 25 days of PTO during Employee's first four years of employment with the Company, Twenty-seven (27) days during years five through eight, and 30 days each year thereafter, which will accrue in bi-monthly increments. The maximum number of PTO days that Employee will be allowed to accrue and carry over to the next year is 160 hours of PTO from the prior year.

        9.    CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

            (a)    Proprietary Information, Non-Competition and Non-Solicitation.    Employee will be required as a condition of employment to sign and abide by the Company's Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement"), in the form attached hereto as Exhibit A.

            (b)    Exclusive Property.    Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to

    Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

        10.    TERMINATION.    Employee and the Company each acknowledge that either party has the right to terminate Employee's employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to and in accordance with the following:

            (a)    Termination by Death or Disability.    Subject to applicable state or federal law, in the event Employee shall die during the period of Employee's employment hereunder or become permanently disabled, as evidenced by notice to the Company and Employee' inability to carry out Employee's job responsibilities for a continuous period of more than three months, Employee's employment and the Company's obligation to make payments hereunder shall terminate on the date of Employee's death, or the date upon which, in the reasonable determination of the Board of Directors, Employee has become permanently disabled, except the Company shall pay Employee(or Employee's estate) any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused paid time off, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of such termination. Vesting of the Options shall cease on the date of termination.

            (b)    Voluntary Resignation.    In the event Employee voluntarily terminates Employee's employment with the Company, the Company's obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused paid time off, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of such termination. Vesting of the Options shall cease on the date of termination.

            (c)    Termination for Cause.    In the event Employee is terminated by the Company for Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the "Termination Date"), except the Company shall pay Employee any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to such termination, all accrued but unused personal time and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination. Vesting of the Options shall cease on the date of termination. For purposes of this Agreement, "Cause" shall mean any of the following: (i) conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) participation in any fraud against the Company or other dishonesty which is not the result of an innocent or inadvertent mistake by Employee with respect to the Company; (iii) Employee's continued willful violation of Employee's obligations to the Company after there has been delivered to Employee a written demand for performance from the Board of Directors which describes the basis for the Board of Directors' belief that Employee has not substantially satisfied Employee's obligations to the Company; (iv) Employee's violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company, provided however, that if in the Company's sole determination such a violation or breach is capable of cure, the Company shall provide to Employee a written notification of such violation or breach and reasonable opportunity to cure such violation or breach; or (v) materially damaging or misappropriating or attempting to materially damage or misappropriate any property, including intellectual property, of the Company.

            (d)    Termination by the Company without Cause.    The Company will have the right to terminate Employee's employment with Company at any time without Cause. In the event

    Employee is terminated without Cause and upon the execution of a release by Employee in the form attached hereto as Exhibit B ("Release") and written acknowledgment of Employee's continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the equivalent of six (6) months of Employee's Base Salary as in effect immediately prior to the termination date, with all amounts paid on the same basis and at the same time as previously paid and subject to payroll tax withholdings and deductions. Provided that Employee timely elects continuation of Employee's health insurance pursuant to COBRA, the Company shall also reimburse Employee for the cost of COBRA premiums to be paid in order for Employee to maintain medical insurance coverage that is substantially equivalent to that which Employee received immediately prior to the termination for a period of six (6) months (the salary continuation and COBRA reimbursement are collectively referred to as the "Severance Benefits").

        11.    CHANGE IN CONTROL BENEFITS.    If within the twelve (12) months immediately following a Change in Control: (i) Employee is involuntarily terminated by the Company (or its successor entity) other than for Cause; or (ii) Employee voluntarily terminates Employee's employment with the Company (or its successor entity) for Good Reason (either constituting a "Change of Control Termination"), and in each case Employee signs a Release and written acknowledgment of Employee's continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to the Severance Benefits set forth in paragraph 10(d). In the event that the Executive's employment is terminated by Employer pursuant to Section 11 (a) hereof or by the Executive pursuant to Section 11 (b) hereof within twelve (12) months following a Change of Control (as defined in Section 11 (a) and (b) hereof), then all stock options thertofore granted to Executive shall vest immediately upon the occurrence of such event and Executive shall have twelve (12) months from the date of such event or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter, to exercise such options; provided that,the relevant stock option plan and such stock options shall not have otherwise terminated in accordance with the terms of thereof.

            (a)    Definition of Change in Control.    For purposes of this Agreement, "Change of Control" of the Company is defined as any of the following: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than holder of capital stock of the Company as of the date hereof, or one or more affiliates thereof, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of previously outstanding securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (provided, however, that under no circumstance shall the issuance of equity securities in bona fide financing transactions be deemed to constitute a Change of Control); or (ii) the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

            (b)   Definition of Good Reason shall mean that after notification of the Company or its successor by Employee of Employee's intention to resign for Good Reason and a reasonable opportunity for the Company to cure any such alleged defect, the Company persists in any of the following: (i) a significant reduction in Employee's duties, position, or responsibilities in effect immediately prior to such reduction, (ii) the Company materially reduces Employee's base salary relative to the salary in effect immediately prior to such reduction; (iii) there is a material reduction by the Company in the kind or level of benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefits package is significantly reduced; or (iv) without Employee's express written consent, Employee's relocation to a facility or a location more than fifty (50) miles from his then current location.

        12.    MISCELLANEOUS.

            (a)    Taxes.    Employee agrees to be responsible for the payment of any taxes due on any and all compensation (other than the Company's portion of any payroll taxes or other withholdings), stock option, or benefit provided by the Company pursuant to this Agreement. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Employee pursuant to this Agreement.

            (b)    Modification/Waiver.    This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect Employee's or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

            (c)    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by you.

            (d)    Notices.    All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at Employee's or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee's address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

            (e)    Governing Law; Personal Jurisdiction and Venue.    This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court's exercise of personal jurisdiction.

            (f)    Entire Agreement.    This Agreement together with the Exhibits A and B attached hereto sets forth the entire agreement and understanding of the parties hereto with regard to Employee's employment by the Company and supersede any and all prior term sheets, agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

        If Employee wishes to accept this offer of employment, please sign and date this letter and return it to me along with the along with agreements attached below.

Sincerely,

Local Matters, Inc.

By:	/s/ PERRY EVANS Perry Evans Chief Executive Officer
I have read, understand and agree to the foregoing terms.
/s/ CURTIS FLETCHER Curtis Fletcher		6/07/06 Date

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS' CONFIDENTIALITY
AND INVENTIONS ASSIGNMENT AGREEMENT

        This Manager, Executive Personnel or Assistants' Confidentiality and Inventions Assignment Agreement ("Agreement") is made in consideration for my employment or continued employment by [Company] or its subsidiaries or affiliates (the "Company"), and the compensation now and hereafter paid to me. I hereby agree as follows:

        1.    CONFIDENTIALITY.

            1.1    Nondisclosure; Recognition of Company's Rights.    At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the "CEO") of Company expressly authorizes in writing such disclosure or publication. I will obtain the CEO's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

            1.2    Confidential Information.    The term "Confidential Information" shall mean any and all confidential knowledge, data or information related to Company's business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company's employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

            1.3    Third Party Information.    I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

            1.4    No Improper Use of Information of Prior Employers and Others.    I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

        2.    INVENTIONS.

            2.1    Inventions and Proprietary Rights.    As used in this Agreement, the term "Invention"means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Proprietary Rights therein. The term "Proprietary Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

            2.2    Prior Inventions.    I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company's prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

            2.3    Assignment of Company Inventions.    Subject to Sections 2.2 and 2.5, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled "Government or Third Party" are referred to in this Agreement as "Company Inventions."

            2.4    Obligation to Keep Company Informed.    During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

            2.5    Government or Third Party.    I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

            2.6    Enforcement of Proprietary Rights and Assistance.    During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Company Inventions in all countries.

    In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

        3.    RECORDS.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

        4.    NO CONFLICTS OR SOLICITATION.    I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company's Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company's Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the "Restricted Territory" (as defined below). If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        5.    COVENANT NOT TO COMPETE.    I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company's Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

            5.1    REASONABLE.    I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company's Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting

    Company's business value which will be imparted to me. If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          5.2   As used herein, the terms:

              (i)  "Restricted Business" shall mean the design, development, marketing or sales of internet or voice-based local search services similar to or competitive with those marketed, sold or under development by the Company at any time during my employment with the Company.

             (ii)  "Restricted Territory" shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

        6.    RETURN OF COMPANY PROPERTY.    Upon termination of my employment or upon Company's request at any other time, I will deliver to Company all of Company's property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company's premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement.

        7.    NOTIFICATION OF NEW EMPLOYER.    In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company's providing a copy of this Agreement or otherwise.

        8.    GENERAL PROVISIONS.

            8.1    Governing Law and Venue.    This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Colorado, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company's principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

            8.2    Severability.    If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

            8.3    Survival.    This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

            8.4    Employment.    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause and with or without advance notice.

            8.5    Notices.    Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

            8.6    Injunctive Relief.    I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

            8.7    Waiver.    Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

            8.8    Export.    I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

            8.9    Entire Agreement.    The obligations pursuant to sections of this Agreement titled "Confidentiality" and "Inventions" shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:		COMPANY:
I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.		ACCEPTED AND AGREED:
/s/ CURTIS FLETCHER (Signature)		/s/ PERRY EVANS (Signature)
By:	/s/ CURTIS FLETCHER	By:	/s/ PERRY EVANS
Title:	Senior Vice President	Title:	CEO
Date:	6/7/06	Date:	6/7/06
Address:		Address:

EXHIBIT A

TO:	Local Matters, Inc.
FROM:
DATE:
SUBJECT:	Previous Inventions

        1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Local Matters, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.
☐	See below:

☐	Additional sheets attached.

        2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.
2.
3.
  ☐
  Additional sheets attached.

EXHIBIT B

RELEASE

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment (except any claim for the payment of benefits or other amounts that have accrued and are or may be payable under any plan, policy, program, arrangement or agreement maintained by the Company, including any amount payable to me under Section 8(d) of that certain letter dated October 14, 2005, or for any continuation coverage under the Company's group health plan to which I may be entitled as a matter of law), including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the Colorado Civil Rights Act (as amended).

  ADEA Waiver and Release.    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date"). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke Employee's waiver or release of any other claims pursuant to this Agreement.

By:	Date:

EXHIBIT A

LOCAL MATTERS, Inc. Employee Confidentiality Agreement

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  Exhibit 10.10
MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS' CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT
EXHIBIT A
EXHIBIT B RELEASE
EXHIBIT A LOCAL MATTERS, Inc. Employee Confidentiality Agreement